Exhibit 99.1

NetBank, Inc. Completes Issuance

Of Trust Preferred Securities

ATLANTA — (December 20, 2002) — NetBank, Inc. (Nasdaq: NTBK), parent company of the country’s first commercially successful Internet bank, NetBank® (www.netbank.com), Member FDIC and Equal Housing Lender, has completed an issuance of $4.25 million in trust preferred securities. The securities were issued through a newly formed trust, NBI Trust I, in a private pooled transaction.

The securities have not been registered under the Securities Act of 1933, as amended, and may not be sold in the United States under the Securities Act of 1933, as amended, absent registration or an applicable exemption from the registration requirements.

The securities carry a variable rate and were initially priced at LIBOR plus 3.35% (with a cap of 12.5% through January 2008). Interest payments and the resetting of the rate both occur on a quarterly basis. The securities are scheduled to mature in 30 years and they cannot be redeemed by NBI Trust I for a minimum of five years.